Contacts:
Justin Renz	Gina Nugent
Senior Vice President, CFO	IRO
Zalicus Inc.	Zalicus Inc.
617-301-7575	857-753-6562
JRenz@zalicus.com	gnugent@zalicus.com

ZALICUS REPORTS FINANCIAL RESULTS FOR THE FOURTH QUARTER AND YEAR END 2010

Provides Key Goals for 2011

CAMBRIDGE, Mass. – March 9, 2011 – Zalicus Inc. (NASDAQ: ZLCS) today reported financial results for the fourth quarter and year ended December 31, 2010.

“In 2010, Zalicus successfully assembled the programs, people, partnerships and financial resources to build a thriving biopharmaceutical company focused on the treatment of pain and inflammation,” commented Mark H.N. Corrigan, MD, President and CEO of Zalicus. “In 2011, we expect to continue making significant progress across our internal programs and through our discovery programs and revenue generating partnerships.”

Fourth Quarter 2010 and Recent Accomplishments:

Exalgo™:

·	Our fourth quarter royalty revenue from Exalgo sales increased 152% over the third quarter of 2010, the third quarter since its launch in April 2010, as our commercial partner, Covidien, has increased managed care access through government contracts and secured additional hospital formulary and pharmacy placements.

Synavive™:

·	The Synavive composition-of-matter patent has been allowed by the U.S. patent and trademark office and is expected to be issued within the coming months. This patent, along with the existing issued method of use patent, fortifies the Synavive patent estate, which includes patents and patent applications providing coverage of Synavive until 2028. Zalicus is planning to initiate a Phase 2b clinical trial of Synavive for rheumatoid arthritis (RA), the SYNERGY trial, in the second quarter of 2011.

Ion Channel Programs:

Significant progress has been made with our Ion channel programs for pain this quarter.

·	Z944, a novel oral T-type calcium channel blocker, has been selected to advance into IND-enabling toxicology studies with a goal of initiating Phase 1 clinical development in 2011.

·	Z160 (formerly NMED-160), a novel oral N-ytpe calcium channel blocker, has been reformulated to address previous solubility and bioavailability issues and has been selected as a clinical candidate for a Phase 1 clinical start by the end of this year. A previous formulation of Z160 has been studied in clinical trials of over 200 subjects and was well tolerated.

·	Preclinical data for Z212, a novel oral sodium channel blocker with the potential to reduce neuropathic pain, has been published in the journal PAIN. The paper describes the activity of Z212 to modulate Nav1.7 and Nav1.8 sodium channels by targeting the hyper-excitability associated with chronic pain signaling pathways. Z212 is the first of multiple preclinical oral sodium channel blockers that we are evaluating for potential clinical development.

245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com

Collaborations:

·	Based on the success of the collaboration up to this point, Novartis has exercised its first option to extend its oncology discovery research collaboration with Zalicus for an additional one-year term, into May 2012. In addition, Amgen Inc. has entered into the second phase of a pilot research agreement focused on identifying synergistic combinations for multiple oncology targets of interest.

·	Preclinical data related to ATL313 in multiple myeloma, a program conducted in collaboration with Clinical Data Inc./PGx Health, was presented at the American Society of Hematology annual meeting in December 2010. ATL313 showed preliminary signs of activity in preclinical multiple myeloma models, further supporting the rationale for employing a systematic combination screening approach to oncology drug discovery. With our internal discovery and development efforts focused on pain and inflammation, Zalicus will not continue further development of this program and has terminated its collaboration agreement with PGx around ATL313.

2011 Zalicus Pipeline and Business Goals:

Zalicus has set the following goals for 2011, which include internal research and development programs and collaborations:

·	Initiate and enroll a Phase 2b clinical trial of Synavive in rheumatoid arthritis

·	Advance one or more Ion channel modulators into human clinical trials

·	Obtain funded Ion channel discovery collaborations and generate new Ion channel leads

·	Attain additional cHTS collaborations and execute on existing collaborations

Fourth Quarter and Year-End 2010 Financial Results (Unaudited):

As of December 31, 2010, Zalicus had cash, cash equivalents, restricted cash and short-term investments of $46.5 million compared to $25.9 million on December 31, 2009.

For the year ended December 31, 2010, revenue was $46.7 million compared to $17.3 million for 2009. This $29.4 million increase was primarily due to the receipt of a $40.0 million milestone payment from Covidien in March 2010 related to the FDA approval of Exalgo, offset by the $11.2 million recognized in 2009 from our collaboration with Angiotech. Zalicus recognized $0.4 million in royalty revenue from Covidien based on Exalgo™ sales for the quarter ended December 31, 2010.

For the year ended December 31, 2010, net loss from continuing operations was $35.0 million, or ($0.42) per share, compared to a net income of $1.3 million, or $0.03 per share, in the year ended December 31, 2009. Exalgo amortization expense was $18.7 million for the year ended December 31, 2010 and $0.5 million in 2009. Stock-based compensation expense was $2.9 million and $3.9 million in the years ended December 31, 2010, and 2009, respectively. Depreciation expense was $2.4 million and $5.1 million in the years ended December 31, 2010, and 2009, respectively.

Research and development expenses were $23.0 million in the year ended December 31, 2010 compared to $21.2 million in the year ended December 31, 2009. The $1.8 million increase from the 2009 period to the 2010 period was primarily due to a $3.5 million increase in consulting expense, preclinical expenses, formulations and lab supplies as we began preparations for the 2011 SYNERGY trial, offset by a decrease of $2.0 million in external clinical costs compared to 2009. We expect our research and development expense for the year ended December 31, 2011 to increase as we plan to advance Synavive into a Phase 2b clinical trial and advance one or more Ion channel product candidates into

245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com

Phase 1 clinical trials.

General and administrative expenses were $12.1 million in the year ended December 31, 2010 compared to $17.1 million in the year ended December 31, 2009. The $5.0 million decrease was due primarily to the $3.6 million decrease in legal and consulting fees related to the merger with Neuromed and a decrease of $1.2 million in stock-based compensation expense. We expect our general and administrative expenses for the year ended December 31, 2011 to be consistent with 2010.

Webcast Presentation and Conference Call Information:

Zalicus will host a webcast presentation and conference call at 8:30 a.m. ET on Wednesday March 9, 2011, in which senior management, including Mark H.N. Corrigan, MD, President and Chief Executive Officer and Justin Renz, Senior Vice President and Chief Financial Officer, will discuss 2010 financial results and provide an update on the company followed by a live question and answer session with conference call participants.

To access the call, please dial 866-788-0539 (domestic) or 857-350-1677 (international) five minutes prior to the start time and provide the passcode 23091737. A link to the related presentation slides will be provided through the Investors section of the Zalicus website, www.zalicus.com.

A replay of the call will be available beginning at 11:30 a.m. ET on March 9, 2011. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international), and provide the passcode 62554324. In addition, the webcast will be archived on the Zalicus website two hours after the event.

About Zalicus

Zalicus Inc. (NASDAQ: ZLCS) is a biopharmaceutical company that discovers and develops novel treatments for patients suffering from pain and immuno-inflammatory diseases. Zalicus applies its selective Ion channel modulation platform and its combination high throughput screening capabilities to discover innovative therapeutics for itself and its collaborators in the areas of pain, inflammation, oncology and infectious disease. To learn more about Zalicus, please visit www.zalicus.com.

Forward-Looking Statement:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Zalicus, the product Exalgo™ and its ability to generate future royalty revenue for Zalicus, the product candidate Synavive, the Zalicus selective Ion channel modulation platform and related product candidates, its combination drug discovery technology, cHTS, its collaborations with Novartis and Amgen, the potential issuance of a patent relating to Synavive, Zalicus’s plans to enter into additional funded discovery collaborations relating to its technology platforms, and Zalicus’s financial condition, results of operations, cash position and business plans. These forward-looking statements about future expectations, plans, objectives and prospects of Zalicus may be identified by words like "believe," "expect," "may," "will," "should," "seek," or “could” and similar expressions and involve significant risks, uncertainties and assumptions, including risks related to the sale and marketing of Exalgo by Covidien, risks related to the development and regulatory approval of Zalicus’s product candidates, including Synavive, Z160 and Z944, the unproven nature of the Zalicus drug discovery technologies, the ability of the Company or its collaboration partners to initiate and successfully complete clinical trials of its product candidates, the Company's ability to enter into collaboration agreements or obtain additional financing or funding for its research and development and those other risks that can be found in the "Risk Factors" section of Zalicus’s annual report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Zalicus periodically files with the Securities and

245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com

Exchange Commission. Actual results may differ materially from those Zalicus contemplated by these forward-looking statements. These forward-looking statements reflect management’s current views and Zalicus does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

(c) 2011 Zalicus Inc. All rights reserved.

-End-

     245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com

Zalicus Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(Unaudited)

	Three months		Twelve months ended
	ended December 31,		December 31,

	2010	2009	2010	2009

Revenue:
Collaborations	$1,174	$8,384	$45,969	$16,320
Government contracts and grants	143	196	772	953

Total revenue	1,317	8,580	46,741	17,273

Operating expenses:
Research and development	5,951	3,120	23,011	21,244
General and administrative	2,856	5,056	12,115	17,081
Amortization of intangible asset	4,684	520	18,736	520
Gain on legal settlement	—	(3,700)	—	(3,700)
Restructuring	—	123	—	2,736

Total operating expenses	13,491	5,119	53,862	37,881

(Loss) income from operations	(12,174)	3,461	(7,121)	(20,608)
Interest income	40	15	132	257
Interest expense	(12)	—	(12)	(28)
Gain (loss) on revaluation of contingent consideration	—	12,068	(29,286)	12,068
Other income (expense)	177	(249)	32	(281)
Gain on bargain purchase	—	9,809	—	9,809

Net (loss) income before provision for income taxes	(11,969)	25,104	(36,255)	1,217
Benefit for income taxes	—	67	1,210	67

Net (loss) income from continuing operations	(11,969)	25,171	(35,045)	1,284

Discontinued operations:
Loss from operations of discontinued subsidiary	—	—	—	(1,536)
Gain on disposal of discontinued operations	—	—	—	15,640

Gain on discontinued operations	—	—	—	14,104

Net (loss) income	$(11,969)	$25,171	$(35,045)	$15,388

Net (loss) income per share—basic and diluted:
From continuing operations	$(0.13)	$0.57	$(0.42)	$0.03
From discontinued operations	—	—	—	0.38

Net (loss) income per share—basic and diluted	$(0.13)	$0.57	$(0.42)	$0.41

Weighted average number of common shares used in net
(loss) income per share calculation:

Basic	89,031,018	44,198,131	82,663,645	37,388,042

Diluted	89,031,018	44,503,062	82,663,645	37,491,237

     245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com

Zalicus Inc.
Condensed Consolidated Balance Sheets
(in thousands, except per share data)
(Unaudited)

	December 31,

	2010	2009

Assets
Current assets:
Cash and cash equivalents	$2,820	$8,779
Restricted cash	650	750
Short-term investments	41,799	14,551
Accounts receivable	1,605	2,927
Prepaid expenses and other current assets	965	5,415

Total current assets	47,839	32,422
Property and equipment, net	6,898	8,380
Intangible asset, net	26,687	45,423
Restricted cash and other assets	1,245	1,927

Total assets	$82,669	$88,152

Liabilities and stockholders’ equity
Current liabilities:
Current portion of term loan payable	$273	$—
Accounts payable	1,840	4,269
Accrued expenses	4,269	5,495
Deferred revenue	2,370	2,750
Current portion of lease incentive obligation	284	284
Accrued restructuring	—	1,274

Total current liabilities	9,036	14,072

Term loan payable, net of current portion	2,523	—
Deferred revenue, net of current portion	3,667	2,667
Deferred rent, net of current portion	743	775
Lease incentive obligation, net of current portion	1,442	1,726
Other long-term liabilities	2,261	3,235
Contingent consideration	—	12,764

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000 shares authorized; no shares issued and
outstanding	—	—
Common stock, $0.001 par value; 200,000 shares authorized; 89,113 and 117,828 shares
issued and outstanding at December 31, 2010 and 2009, respectively	89	118
Additional paid-in capital	317,581	272,405
Accumulated other comprehensive loss	(20)	(2)
Accumulated deficit	(254,653)	(219,608)

Stockholders’ equity	62,997	52,913

Total liabilities and stockholders’ equity	$82,669	$88,152

     245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com